UNITED STATES
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SCHEDULE 14A
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IDERA PHARMACEUTICALS, INC.

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IDERA PHARMACEUTICALS, INC.
167 Sidney Street
Cambridge, Massachusetts 02139

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	June 15, 2010 at 10:00 a.m., local time

Place:	Le Méridien Cambridge-MIT 20 Sidney Street Cambridge, Massachusetts 02139

Items of Business:	At the annual meeting, we will ask our stockholders to:

• Elect two Class III Directors to our board of directors for terms to expire at the 2013 annual meeting of stockholders;

• Ratify the selection by our audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

• Transact any other business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date:	You may vote at this annual meeting if you were a stockholder of record at the close of business on April 20, 2010.

Proxy Voting:	It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope or follow the instructions on the proxy card to vote by telephone or internet. You may revoke your proxy at any time before its exercise at the annual meeting.

By order of the board of directors,

Louis J. Arcudi, III
Secretary

Cambridge, Massachusetts
April 29, 2010

i

IDERA PHARMACEUTICALS, INC.
167 Sidney Street
Cambridge, Massachusetts 02139

PROXY STATEMENT
For our Annual Meeting of Stockholders to be held on June 15, 2010

Idera Pharmaceuticals, Inc., a Delaware corporation, which is referred to as “we” or “us” in this proxy statement, is sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2010 annual meeting of stockholders. The annual meeting will be held on Tuesday, June 15, 2010, at 10:00 a.m., local time, at Le Méridien Cambridge-MIT, 20 Sidney Street, Cambridge, Massachusetts 02139. If the annual meeting is adjourned for any reason, then proxies submitted may be used at any adjournments of the annual meeting.

This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

We are mailing this proxy statement and the enclosed proxy card to stockholders on or about May 7, 2010.

In this mailing, we are also including copies of our annual report to stockholders for the year ended December 31, 2009. Our annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or the SEC, including our audited financial statements, is included in our annual report to stockholders and is also available free of charge on our website, www.iderapharma.com, and can be accessed by clicking “Investors” and then “SEC Filings” or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K, which we will provide to you free of charge, or to obtain directions to be able to attend the annual meeting and vote in person, write to Investor Relations, Idera Pharmaceuticals, Inc., 167 Sidney Street, Cambridge, Massachusetts, 02139, call our toll-free number 1 (877) 888-6550, or email Investor Relations at ir@iderapharma.com.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
to Be Held on June 15, 2010:

The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report are available at http://ir.iderapharma.com/phoenix.zhtml?c=208904&p=proxy.

INFORMATION ABOUT THE ANNUAL MEETING

Who may vote?

Holders of record of our common stock at the close of business on April 20, 2010, the record date for the annual meeting, are entitled to one vote per share on each matter properly brought before the annual meeting. As of the close of business on April 20, 2010, we had 23,488,925 shares of our common stock outstanding.

How do I vote my shares if I am a stockholder of record?

If you are a stockholder of record (meaning that you hold shares in your name in the records of our transfer agent, BNY Mellon Shareowner Services, and that your shares are not held in “street name” by a bank or brokerage firm), you may vote your shares in any one of the following ways:

•	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States.

•	You may vote by telephone. To vote by telephone through services provided by BNY Mellon Shareowner Services call, 1-866-540-5760, and follow the instructions provided on each proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

•	You may vote by Internet. To vote over the Internet through services provided by BNY Mellon Shareowner Services, please go to the following website: http://www.proxyvoting.com/idra and follow the instructions at that site for submitting your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

•	You may vote in person. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the annual meeting. Ballots will be available at the annual meeting.

Your proxy will only be valid if you complete and return the proxy card, vote by telephone or vote by Internet at or before the annual meeting. The persons named in the proxy card will vote the shares you own in accordance with your instructions on your proxy card, in your vote by telephone or in your vote by Internet. If you return the proxy card, vote by telephone or vote by Internet, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

The proxy card enclosed with this proxy statement states the number of shares you are entitled to vote if you are a stockholder of record.

How do I vote my shares if I hold them in “street name?”

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms solicit voting instructions over the internet or by telephone.

If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items. The ratification of Ernst & Young LLP, our independent registered public accounting firm (Proposal Two), is considered a discretionary item. Accordingly, your bank or brokerage firm may vote your shares with respect to that proposal if you do not give instructions. The election of directors (Proposal One) is not considered a “discretionary” item. Therefore, if you do not give instructions with respect to that proposal, your shares will be treated as “broker non-votes.” “Broker non-votes” are shares with respect to which a bank or brokerage firm does not receive voting instructions from the beneficial holder and does not have or exercise discretionary authority in voting on a proposal.

Regardless of whether your shares are held in street name, you are welcome to attend the annual meeting. If your shares are held in street name, you may not vote your shares in person at the annual meeting unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your brokerage firm or bank). If you hold your shares in street name and wish to vote in person, please contact your brokerage firm or bank before the annual meeting to obtain the necessary proxy from the holder of record.

How may I change or revoke my vote?

If you are a stockholder of record, even if you complete and return a proxy card, you may change or revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to our Secretary, Louis J. Arcudi, III, at our address above, stating that you wish to revoke your proxy;

•	deliver to us another signed proxy card with a later date or vote by telephone or by internet; or

•	attend the annual meeting, notify our Secretary that you are present and then vote by ballot.

If you own shares in street name, your bank or brokerage firm should provide you with instructions for changing or revoking your vote.

What constitutes a quorum?

In order for business to be conducted at the annual meeting, a quorum must be present. A quorum consists of the holders of at least 11,744,463 shares, representing a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting.

Shares of common stock present in person or represented by proxy (including broker non-votes and shares that are abstained or withheld, or with respect to which no voting instructions are provided for one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

Proposal One — Election of Directors:  Directors will be elected by a plurality of the votes cast by our stockholders entitled to vote on the election. In other words, the two nominees for director receiving the highest number of votes FOR election will be elected as directors, regardless of whether any of those numbers represents a majority of the votes cast.

You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from either of the nominees.

Proposal Two — Ratification of the Selection of Ernst & Young LLP:  The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How will votes be counted?

Each share of common stock will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if the holder of the shares either withholds authority to vote for a particular director nominee or nominees, or abstains from voting on a particular matter, or if the shares are broker non-votes. As a result, withheld shares, abstentions and broker non-votes will have no effect on the outcome of voting on the election of directors and the ratification of the selection of Ernst & Young LLP.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote to elect the two nominees to the board of directors and FOR the ratification of the selection of Ernst & Young LLP.

Will any other business be conducted at the annual meeting?

Our board of directors does not know of any other business to be conducted or matters to be voted upon at the annual meeting. If any other matter properly comes before the annual meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote or otherwise act with respect to that matter at the annual meeting.

Who is making and paying for the solicitation of proxies and how is it made?

We are making the solicitation and will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested that brokerage houses, custodians, nominees and fiduciaries forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2011 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement and the proxy card for our 2011 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. We must receive your proposal intended for inclusion in the proxy statement at our principal executive offices, 167 Sidney Street, Cambridge, Massachusetts 02139, Attention: Secretary, no later than December 30, 2010. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

If you wish to present a proposal at the 2011 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card or have not complied with the requirements for inclusion of such proposal in our proxy statement under SEC rules, you must also give written notice to us at the address noted above. Our bylaws specify the information that must be included in any such notice, including a brief description of the business to be brought before the annual meeting, the name of the stockholder proposing such business and stock ownership information for such stockholder. In accordance with our bylaws, we must receive this notice at least 60 days, but not more than 90 days, prior to the date of the 2011 annual meeting and the notice must include specified information regarding the proposal and the stockholder making the proposal. Notwithstanding the foregoing, if we provide less than 70 days notice or prior public disclosure of the date of the annual meeting to the stockholders, notice by the stockholders must be received by our Secretary no later than the close of business on the tenth day following the date on which the notice of the annual meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder who wished to present a proposal fails to notify us by this date, the proxies that management solicits for that meeting will have discretionary authority to vote on the stockholder’s proposal if it is otherwise properly brought before that meeting. If a stockholder makes timely notification, the proxies may still exercise discretionary authority to vote on stockholder proposals under circumstances consistent with the SEC’s rules.

Are annual meeting materials householded?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that the brokers and nominee record holders send only one copy of this proxy statement and the accompanying annual report to multiple stockholders in the same household. Upon request, we will promptly deliver separate copies of this proxy statement and our annual report. To make such a request, please call (617) 679-5500 or write to Investor Relations, 167 Sidney Street, Cambridge, Massachusetts 02139 or ir@iderapharma.com. To receive separate copies of our annual report and proxy statement in the future, or to receive only one copy for the household, please contact your bank, broker, or other nominee record holder, or contact us at the above address and phone number.

PROPOSAL ONE — ELECTION OF DIRECTORS

General Information

Our board of directors is divided into three classes and currently consists of three Class I directors: C. Keith Hartley, Hans Mueller, Ph.D. and William S. Reardon, C.P.A.; three Class II directors: Robert W. Karr, M.D., Malcolm MacCoss, Ph.D., and James B. Wyngaarden, M.D.; and three Class III directors: Sudhir Agrawal, D. Phil., Youssef El Zein and Alison Taunton-Rigby, Ph.D. The terms of the three classes are staggered so that one class is elected each year. Members of each class are elected for three-year terms. The Class I, Class II and Class III directors were elected to serve until the annual meeting of stockholders to be held in 2011, 2012 and 2010, respectively, and until their respective successors are elected and qualified.

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Dr. Agrawal and Mr. El Zein for election as Class III directors. Dr. Taunton-Rigby has elected not to stand for re-election at the annual meeting. The persons named in the enclosed proxy card will vote to elect Dr. Agrawal and Mr. El Zein as Class III directors unless you withhold authority to vote for the election of any or all nominees by marking the proxy to that effect. The proxy card may not be voted for more than two directors. Each Class III director will be elected to hold office until the 2013 annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation, death or removal. Each of the nominees is presently a director and each has indicated a willingness to serve as a director, if elected. If a nominee becomes unable or unwilling to serve, however, the persons acting under the proxy may vote for substitute nominees selected by the board of directors.

Information about our Directors

Set forth below are the names of each of the nominees for election as Class III directors, the names of each of our other continuing directors, the years in which each first became a director, their ages as of March 31, 2010, their positions and offices with our company, their principal occupations and business experience during at least the past five years and the names of other public companies for which they currently serve, or have served within the past five years, as a director. We have also included information about each director’s specific experience, qualifications, attributes or skills that led our board of directors to conclude that such individual should serve as one of our directors. We also believe that all of our directors, including our nominees, have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Idera and our board.

Our board of directors recommends that you vote FOR the election of Dr. Agrawal and Mr. El Zein as Class III directors.

Class III Nominees — Terms to Expire in 2013

Sudhir Agrawal, D. Phil.	Director since 1993

Dr. Agrawal, age 56, is our President, Chief Executive Officer and Chief Scientific Officer. Dr. Agrawal has served as our President since September 2008, our Chief Executive Officer since August 2004 and our Chief Scientific Officer since January 1993. He also served as our President from February 2000 to October 2005 and as Acting Chief Executive Officer from February 2000 until September 2001. Dr. Agrawal joined us in 1990 and served in various capacities before his appointment as Chief Scientific Officer, including Vice President of Discovery and Senior Vice President of Discovery. Prior to joining us, Dr. Agrawal served as a Foundation Scholar at the Worcester Foundation for Experimental Biology and carried out his post-doctoral research at the Medical Research Council’s Laboratory of Molecular Biology in Cambridge, England from 1985 to 1986. We believe that Dr. Agrawal’s qualifications to sit on our board of directors include his unique insights into our challenges, opportunities and operations that he has as a result of the roles he has played with us since our founding, including scientific founder, chief scientific officer and chief executive officer.

Youssef El Zein	Director since 1992

Mr. El Zein, age 61, has been vice chairman of our board of directors since February 1997. Mr. El Zein has been managing partner of Pillar Investment Limited, a private investment firm, since 1991. Mr. El Zein is also a managing partner of Search Dynamics Corporation and Optima Strategic Corporation, two special purpose vehicles founded by Pillar that invest in early stage technology-based companies. We believe that Mr. El Zein’s qualifications to sit on our board of directors include his knowledge of our industry, his financial experience and role in various financings we have conducted, and his 18 years of service on our board of directors.

Continuing Members of the Board of Directors

Class I Directors — Terms to Expire in 2011

C. Keith Hartley	Director since 2000

Mr. Hartley, age 67, has been President of Hartley Capital Advisors, a financial consulting firm, since June 2000. Mr. Hartley was Managing Partner of Forum Capital Markets LLC, an investment banking firm, from August 1995 to May 2000. Mr. Hartley also serves as a director of Universal Display Corporation, a publicly traded company that develops flat panel displays. We believe that Mr. Hartley’s qualifications to sit on our board of directors include his business and finance background, his investment banking background and knowledge of the capital markets and his relationship with us since 1997 when his investment banking firm led our debt financing.

Hans Mueller, Ph.D.	Director since 2007

Dr. Mueller, age 69, most recently served as Senior Vice President of Global Business Development at Wyeth Pharmaceuticals, a pharmaceutical company, from 1993 to 2004. Upon his retirement in 2004, Dr. Mueller began consulting for a number of private life science companies. From 1985 to 1993, Dr. Mueller served as Executive Vice President, President and Chief Executive Officer of Nova Pharmaceutical Corporation (now part of Johnson & Johnson), a drug research and development company. Previously, he held roles with increasing levels of responsibility at Sandoz, now part of Novartis AG, a pharmaceutical company, in the areas of research, regulatory affairs, manufacturing, systems development, new product planning, licensing and business development. Dr. Mueller served as a director of SCOLR Pharma, Inc., a publicly traded pharmaceuticals company, from September 2004 to June 2007, and currently serves on the board of directors of two privately-held pharmaceutical companies. We believe that Dr. Mueller’s qualifications to sit on our board of directors include his extensive pharmaceutical industry background and his expertise in business development, which is a key part of our strategy.

William S. Reardon, C.P.A.	Director since 2002

Mr. Reardon, age 63, was an audit partner at PricewaterhouseCoopers LLP, where he led the Life Science Industry Practice for New England and the Eastern United States from 1986 until his retirement from the firm in July 2002. Mr. Reardon served on the board of the Emerging Companies Section of the Biotechnology Industry Organization from June 1998 to June 2000 and the board of directors of the Massachusetts Biotechnology Council from April 2000 to April 2002. He also serves as a director of Synta Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, and Oscient Pharmaceuticals Corporation, a publicly-traded pharmaceutical company. We believe that Mr. Reardon’s qualifications to sit on our board of directors include his accounting and financial experience, including as a partner at a leading accounting firm leading its life science practice, his role in keeping the board of directors and senior management team abreast of current accounting regulations and his experience as a member of several boards of directors of biotechnology companies.

Class II Directors — Terms to Expire in 2012

Robert W. Karr, M.D.	Director since 2005

Dr. Karr, age 61, has been Managing Director of Karr Pharma Consulting LLC, a consulting firm serving pharmaceutical and biotechnology clients since January 2008. Dr. Karr served as our President from December 2005 until December 2007. Prior to joining us, Dr. Karr was an independent consultant. From June 2000 through December 2004, Dr. Karr was a senior executive in Global Research & Development for Pfizer, Inc., a pharmaceutical company, where he served as Senior Vice President, Strategic Management from 2003 to 2004 and Vice President, Strategic Management from 2000 to 2003. Prior to its merger with Pfizer, Dr. Karr served as Vice President, Research & Development Strategy for Warner-Lambert Company, a pharmaceutical company. He also serves on the board of directors of GTx, Inc., a publicly-traded biotechnology company. We believe that Dr. Karr’s qualifications to sit on our board of directors include his broad managerial and scientific experience in the pharmaceutical industry, his understanding of our company given his role as our former President and his continuing role as a director and consultant, and his contribution to the board of directors in discussions of our drug discovery programs, clinical development strategy and clinical programs.

Malcolm MacCoss, Ph.D.	Director since 2010

Dr. MacCoss, age 62, has been a Member of Bohicket Pharma Consulting LLC since January 2010. Dr. MacCoss served as the Group Vice President for Chemical Research at the Schering-Plough Research Institute of Schering-Plough Corporation, a pharmaceutical company that is now part of Merck & Co., Inc., from August 2008 to January 2010, as well as the Head of Chemistry at the Schering-Plough Kenilworth, New Jersey site and as the chair of the Schering-Plough Global Chemistry Council, a forum for formulating global chemistry strategies. From 1999 to August 2008, Dr. MacCoss served as Vice President, Basic Chemistry at the Rahway, New Jersey site of Merck Research Laboratories, of Merck & Co., Inc., a pharmaceutical company. He also served as the Vice President of Basic Chemistry and Drug Discovery Sciences, as the Deputy Site-Head of the Rahway site and as the Chairman of the Merck World-Wide Chemistry Council. Dr. MacCoss is a Fellow of the Royal Society of Chemistry, and in 2009 he was admitted into the American Chemical Society Medicinal Chemistry Hall of Fame. He serves on the Advisory Committee of the Executive Dean for the School of Arts and Sciences, Rutgers University, and on the Advisory Board of the Rutgers University Chemistry and Chemical Biology Department. We believe that Dr. MacCoss’ qualifications to sit on our board of directors include his extensive scientific background, his 20 plus years experience with pharmaceutical companies, and his contribution to the board of directors in discussions of our drug discovery programs, clinical development strategy and clinical programs.

James B. Wyngaarden, M.D.	Director since 1990

Dr. Wyngaarden, age 85, has been chairman of our board of directors since February 2000 and was vice chairman from February 1997 to February 2000. Dr. Wyngaarden co-founded the Washington Advisory Group LLC, a consulting firm, in 1996 and remained a principal until January 2002. He was Senior Associate Dean, International Affairs at the University of Pennsylvania Medical School from 1995 to 1997. Dr. Wyngaarden was Foreign Secretary of the National Academy of Sciences and the Institute of Medicine from 1990 to 1994. He was Director of the Human Genome Organization from 1990 to 1991 and a council member from 1990 to 1993. Dr. Wyngaarden was Director of the National Institutes of Health from 1982 to 1989, and Associate Director for Life Sciences, Office of Science and Technology Policy in the Executive Office of the President, the White House, from 1989 to 1990. Dr. Wyngaarden served as a director of Genaera Corporation, a publicly traded biopharmaceutical company, during the last five years. We believe that Dr. Wyngaarden’s qualifications to sit on our board of directors include his reputation and credibility developed through his years of service at private and governmental institutions, his medical and regulatory expertise, and his knowledge of our company from his service on our board of directors since 1990.

Director Compensation

We use a combination of cash and equity-based compensation to attract and retain candidates to serve on our board of directors. We do not compensate directors who are also our employees for their service on our board of directors. As a result, Dr. Agrawal does not receive any compensation for his service on our board of directors. We periodically review our cash and equity-based compensation for non-employee directors.

Under our director compensation program, we pay our non-employee directors retainers in cash. Each director receives a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairmen of the board and of each committee receive higher retainers for such service. These fees are payable quarterly in arrears. In 2009, these fees were as follows:

	Member	Chairman
	Annual Fee	Annual Fee

Board of Directors	$35,000	$60,000
Audit Committee	$7,000	$15,000
Compensation Committee	$5,000	$10,000
Nomination and Corporate Governance Committee	$3,500	$7,500

In January 2010, our board of directors approved a change to the fees paid to the Chairman and the members of the compensation committee. Including this change, effective February 1, 2010, the fees paid to directors for service on the board of directors and for service on each committee on which the director is a member are as follows:

	Member	Chairman
	Annual Fee	Annual Fee

Board of Directors	$35,000	$60,000
Audit Committee	$7,000	$15,000
Compensation Committee	$7,000	$15,000
Nomination and Corporate Governance Committee	$3,500	$7,500

Our director compensation program also includes a stock-for-fees policy, under which directors have the right to elect to receive common stock in lieu of cash fees. The number of shares to be issued to participating directors is determined on a quarterly basis by dividing the cash fees to be issued in common stock by the fair market value of our common stock, which is the closing price of our common stock, on the first business day of the quarter following the quarter in which the fees were earned. In 2009, Mr. Reardon received 1,070 shares of our common stock in lieu of $6,688 in cash fees. No other director elected to receive common stock in lieu of cash fees during 2009.

Under our director compensation program, upon their initial election to the board of directors, new non-employee directors receive an option grant for 16,000 shares and all non-employee directors receive an annual option grant for 10,000 shares. The annual grants are made on the date of the annual meeting of stockholders. These options vest quarterly over three years from the date of grant, subject to continued service as a director, and are granted under our 2008 Stock Incentive Plan. These options are granted with exercise prices equal to the fair market value of our common stock, which is the closing price of our common stock, on the date of grant and become immediately exercisable in full if there is a change in control of our company.

We also reimburse our directors for travel and other related expenses for attendance at meetings.

In January 2010, our board of directors approved a director retirement policy, which provides that a non-employee member of the board will be deemed to have retired if:

•	the director resigns from the board or determines not to stand for re-election and has served as a director for more than 10 years, or

•	the director does not stand for re-election or is not nominated for re-election due to the fact that he or she is or will be older than 75 at the end of such director’s term.

If a non-employee director retires, then:

•	all outstanding options will automatically vest in full; and

•	the period during which the director may exercise the options will be extended to the earlier of (i) the first anniversary of the date of retirement and (ii) the expiration of the option under the plan.

The following table sets forth a summary of the compensation we paid to our non-employee directors for service on our board in 2009. Dr. MacCoss joined our board in January 2010 and does not serve on any committees of the board of directors.

DIRECTOR COMPENSATION FOR 2009

	Fees Earned or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

Youssef El Zein(2)	$39,250	$39,555	—	$78,805
C. Keith Hartley	$48,500	$39,555	—	$88,055
Robert W. Karr(3)	$35,000	$39,555	$15,938 (4)	$90,493
Hans Mueller	$47,000	$39,555	—	$86,555
William S. Reardon	$53,500 (5)	$39,555	—	$93,055
Alison Taunton-Rigby	$47,000	$39,555	—	$86,555
James B. Wyngaarden	$73,500	$39,555	—	$113,055

(1)	These amounts represent the aggregate grant date fair value of awards for option grants to each listed director in 2009. These amounts do not represent the actual amounts paid to or realized by the directors during 2009. See Note 2(k) of the financial statements in our annual report on Form 10-K for the year ended December 31, 2009 regarding assumptions we made in determining the fair value of equity awards. As of December 31, 2009, our non-employee directors held options to purchase shares of our common stock as follows: Mr. El Zein: 56,627; Mr. Hartley: 59,127; Dr. Karr: 135,375; Dr. Mueller: 41,625; Mr. Reardon: 57,877; Dr. Taunton-Rigby: 55,063; and Dr. Wyngaarden: 94,127.

(2)	Mr. El Zein served on the compensation committee and the nominating and corporate governance committee from June 2009.

(3)	Dr. Karr does not serve on any committees of our board of directors.

(4)	Represents consulting fees paid to Dr. Karr pursuant to a consulting agreement between us and Dr. Karr.

(5)	Includes cash meeting fees of $6,688 in lieu of which of Mr. Reardon elected to receive shares of our common stock.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young LLP has served as our independent accountants since 2002. Although stockholder approval of the audit committee’s selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, the audit committee of our board of directors may reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

CORPORATE GOVERNANCE INFORMATION

Board of Directors

Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of our company. Our chief executive officer and our other executive officers are responsible for our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and appoints our executive officers.

Our board of directors met four times during 2009, including regular, special and telephonic meetings. Each director who served as a director during 2009 attended at least 75% of the total number of board meetings held during 2009 and of the total number of meetings held by all board committees on which he or she served during 2009.

Board Leadership Structure

Our board does not have a policy on whether the offices of chairman of the board and chief executive officer should be separate and, if they are to be separate, whether the chairman of the board should be selected from among the independent directors or should be an employee of the company. Our board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for our company at that time. The positions of chairman of the board of directors and chief executive officer have been separate since February 2000 when Dr. Wyngaarden, a non-employee director, was appointed chairman, and Dr. Agrawal was appointed acting chief executive officer, upon the health-related departure of the chairman of the board and chief executive officer. Prior to February 2000, the roles of chairman of the board and chief executive officer had been held by the same person from August 1991. While our bylaws do not and, at that time did not, require that our chairman and chief executive officer positions be separate, the board of directors believed at that time, in light of the unexpected developments and the uncertainty regarding timing for a permanent chief executive officer, that having separate positions and having an independent outside director serve as chairman was the appropriate leadership structure at that time. Dr. Wyngaarden had served as vice chairman of the board of directors since 1997 while Dr. Agrawal served as Chief Scientific Officer since 1993. Although a new chief executive officer was appointed in 2001, our board maintained the separation as it has allowed our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to and independent oversight of management. In particular, Dr. Wyngaarden’s extensive knowledge of our company provided a valuable complement to the chief executive officer role. Dr. Agrawal was appointed chief executive officer in August 2004 and the board continues to believe that its current leadership structure is appropriate given the experience of the individuals and the demands of the positions.

The board recognizes that no single leadership model is right for all companies and at all times and that depending on the circumstances, other leadership models, such as a combined chairman and chief executive officer, might be appropriate. Accordingly, the board periodically reviews its leadership structure. Pursuant to our corporate governance guidelines, if the chairman is not an independent director, the board may elect a lead director from its independent directors. In such case, the chairman and chief executive officer would consult periodically with the lead director on board matters and on issues facing our company. In addition, the lead director would serve as the principal liaison between the chairman of the board and the independent directors and would preside at any executive session of independent directors.

Board’s Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, with reviews of certain areas being conducted by relevant committees that report directly to the board of directors. The oversight responsibility of the board of directors and its committees is enabled by management reporting processes that are designed to provide visibility to the board of directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance, health, safety, environmental, political and reputational risks. Our board of directors regularly reviews information regarding our strategy, operations, credit and liquidity, as well as the risks associated with each. Our compensation committee is responsible for overseeing risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing financial risks and risks associated with related party transactions. Our nominating and corporate governance committee is responsible for overseeing risks associated with the independence of the board of directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through committee reports about such risks.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Our board of directors has adopted corporate governance guidelines to assist our board in the exercise of its duties and responsibilities. Current copies of the committee charters and the corporate governance guidelines are posted on our website, www.iderapharma.com, and can be accessed by clicking “Investors” and “Corporate Governance.”

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from such accounting firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	reviewing and approving related party transactions;

•	meeting independently with our registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules, which is included in the section of this proxy statement entitled “Accounting Matters — Report of the Audit Committee.”

The current members of our audit committee are Mr. William S. Reardon (Chairman), Mr. C. Keith Hartley, Dr. Hans Mueller and Dr. Alison Taunton-Rigby. Our board of directors has determined that all four members of the audit committee are “audit committee financial experts” within the meaning of SEC rules and regulations. During 2009, our audit committee held five meetings in person or by teleconference.

Compensation Committee

Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation for our executive officers;

•	determining the compensation of our senior executives;

•	overseeing the evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by the SEC’s rules and included in this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included in the section of this proxy statement entitled “Executive Compensation — Compensation Committee Report.”

The current members of our compensation committee are Dr. James B. Wyngaarden (Chairman), Mr. Youssef El Zein, Dr. Hans Mueller and Dr. Alison Taunton-Rigby. During 2009, the compensation committee held seven meetings in person or by teleconference.

The processes and procedures followed by our compensation committee in considering and determining director and executive compensation are described below under the heading “Executive Compensation.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors or to fill vacancies on our board of directors, and the persons to be appointed to each of the committees of the board of directors;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles; and

•	overseeing periodic evaluations of the board of directors.

The current members of our nominating and corporate governance committee are Mr. C. Keith Hartley (Chairman), Mr. Youssef El Zein, Mr. William S. Reardon and Dr. James B. Wyngaarden. During 2009, the nominating and corporate governance committee held three meetings in person or by teleconference.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Mr. Hartley, Dr. MacCoss, Dr. Mueller, Mr. Reardon, Dr. Taunton-Rigby, Dr. Wyngaarden and Mr. El Zein and all of the members of each of the audit, compensation and nominating and corporate governance committees are independent as defined under applicable NASDAQ rules including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating and corporate governance committee and our board of directors. The nominating and corporate governance committee also utilizes a third-party recruiting firm to identify and interview potential candidates.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s:

•	business acumen;

•	knowledge of our business and industry;

•	age;

•	experience;

•	diligence;

•	conflicts of interest;

•	ability to act in the interests of all stockholders; and

•	in the case of the renomination of existing directors, the performance of the director on our board of directors and on any committee of which the director was a member.

Also, pursuant to our corporate governance guidelines, our nominating and corporate governance committee considers the value of diversity of the board of directors when evaluating particular candidates. Specific weights are not assigned to particular criteria that the committee reviews and no particular criterion is a prerequisite for the consideration of any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite and diverse mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

Stockholder Nominees

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the individuals’ names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Secretary, Idera Pharmaceuticals, Inc., 167 Sidney Street, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth in our bylaws, including advance notice requirements. Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy card for the next annual meeting.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors, as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board of directors considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that involve repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Secretary, Idera Pharmaceuticals, Inc., 167 Sidney Street, Cambridge, Massachusetts 02139.

Each communication from a stockholder should include the following information in order to permit stockholder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the stockholder sending the communication;

•	the number of shares held by the stockholder; and

•	if the stockholder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the stockholder.

Director Attendance at Annual Meeting of Stockholders

Directors are expected to attend the annual meeting of stockholders. All directors attended the 2009 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Dr. Wyngaarden, Mr. El Zein, Dr. Mueller and Dr. Taunton-Rigby. Mr. Hartley also served on the compensation committee from January 2009 until June 2009, at which point Mr. El Zein was appointed to the compensation committee. No member of our compensation committee was at any time during 2009, or was formerly, an officer or employee of ours. No member of our compensation committee engaged in any related person transaction involving our company during 2009. None of our executive officers has served as a director or member of the compensation committee (or other committee serving the same function as the compensation committee) of any other entity, while an executive officer of that other entity served as a director or member of our compensation committee.

Executive Officers of Idera Pharmaceuticals

The following table sets forth the names, ages and positions of our executive officers as of April 15, 2010:

Name	Age	Position

Sudhir Agrawal, D. Phil*	56	President, Chief Executive Officer, Chief Scientific Officer and Director
Louis J. Arcudi, III	49	Chief Financial Officer, Treasurer and Secretary
Timothy M. Sullivan, Ph.D	55	Vice President, Development Programs and Alliance Management
Robert D. Arbeit, M.D.	62	Vice President, Clinical Development

*	Dr. Agrawal is a member of our board of directors and is a nominee for election as a Class III director at the annual meeting. See “Proposal One — Election of Directors” for more information about Dr. Agrawal.

Louis J. Arcudi, III is our Chief Financial Officer, Treasurer and Secretary. He joined us in December 2007. Prior to joining us, Mr. Arcudi served as Vice President of Finance and Administration and Treasurer for Peptimmune, Inc., a biotechnology company, from 2003 to 2007. From 2000 to 2003 Mr. Arcudi was Senior Director of Finance and Administration at Genzyme Molecular Oncology Corporation, a division of Genzyme Corporation, a biotechnology company. He was Director of Finance Business Planning and Operations International at Genzyme from 1998 to 2000. Prior to joining Genzyme, he held finance positions with increasing levels of responsibility at Cognex Corporation, a supplier of machine vision systems, Millipore Corporation, a provider of technologies, tools and services for bioscience, research and biopharmaceutical manufacturing, and General Motors Corporation, an automobile manufacturer. Mr. Arcudi received a M.B.A. from Bryant College and a B.S. in accounting and information systems from the University of Southern New Hampshire.

Timothy M. Sullivan, Ph.D., has been our Vice President, Development Programs and Alliance Management since April 2010 and was previously Vice President, Development Programs since August 2004. He joined us in 2002 as Senior Director, Preclinical Drug Development. His prior professional experience includes positions as Executive Director of Non-clinical Drug Safety Evaluation for Purdue Pharma L.P., a pharmaceutical company, from 1999 to 2002 and Vice President of Eastern Operations for Oread, Inc., a contract drug development organization, from 1997 to 1999. Prior to 1997, Dr. Sullivan held a variety of technical management roles with other pharmaceutical companies and contract research organizations (Adria, Battelle, Roma Toxicology Centre), and in veterinary medicine (International Minerals & Chemical). Dr. Sullivan earned his B.S. in microbiology from Michigan State University in 1975. His graduate studies were at Purdue University, where he earned a M.S. degree in health physics in 1978 and a Ph.D. in toxicology in 1981.

Robert D. Arbeit, M.D., is our Vice President, Clinical Development. Prior to joining us in August 2009, Dr. Arbeit was Vice President, Clinical Development, from July 2007 to July 2009, and Executive Director, Clinical Development, from February 2003 until July 2007, at Paratek Pharmaceuticals, Inc., a pharmaceutical company. Prior to that, from January 2001 to January 2003, he served at Cubist Pharmaceuticals, Inc., a pharmaceutical company, as Executive Medical Director and Director of Medical Operations. From 1979 to 2000, Dr. Arbeit held positions with increasing levels of responsibility at the VA Medical Center in Boston, where his last position was Associate Chief of Staff for Research. Dr. Arbeit received his B.A. from Williams College and earned an M.D. and completed his medical residency at Yale University School of Medicine. He completed a Clinical Fellowship in Infectious Diseases at Beth Israel Hospital, Boston, MA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

On January 31, 2010, we had 23,479,544 shares of common stock issued and outstanding. The following table sets forth information we know about the beneficial ownership of our common stock, as of January 31, 2010, by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

	Amount and Nature	Percentage of
	of Beneficial	Common Stock
Name of Beneficial Owner(1)	Ownership(2)	Outstanding

5% Stockholders
Felix J. Baker and Julian C. Baker(3)	1,911,366	7.6%
667 Madison Avenue New York, NY 10065
Merck & Co, Inc.(4)	1,818,182	7.7%
One Merck Drive Whitehouse Station, NJ 08889
Sudhir Agrawal, D. Phil.(5)	1,310,731	5.3%
Other Directors and Named Executive Officers
Louis J. Arcudi, III(6)	83,664	*
Alice S. Bexon, MBChB(7)	59,625	*
Youssef El Zein(8)	551,605	2.3%
C. Keith Hartley(9)	86,311	*
Robert W. Karr, M.D.(10)	118,924	*
Malcolm MacCoss, Ph.D.	—	*
Hans Mueller, Ph.D.(11)	34,625	*
William S. Reardon(12)	46,110	*
Timothy M. Sullivan, Ph.D.(13)	156,720	*
Alison Taunton-Rigby, Ph.D.(7)	38,063	*
James B. Wyngaarden, M.D.(14)	113,812	*
All current directors and executive officers as a group (13) persons)(15)	2,606,252	10.3%

*	Less than 1%

(1)	Except as otherwise noted, the address for each person listed above is c/o Idera Pharmaceuticals, Inc., 167 Sidney Street, Cambridge, Massachusetts 02139.

(2)	The number of shares beneficially owned by each person is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the stockholder has the sole or shared voting power or investment power and any shares that the stockholder has the right to acquire within 60 days after January 31, 2010 through the conversion of any convertible security or the exercise of any stock option, warrant or other right. Unless otherwise indicated, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3)	As reported on a Schedule 13G/A filed with the SEC on February 16, 2010. Set forth below is the aggregate number of shares of our common stock beneficially held as of December 31, 2009 by each of the entities listed in the table below. These shares include an aggregate of 1,704,545 shares that may be acquired upon the exercise of warrants.

Shares of
Common
Registered Holder	Stock

Baker Brothers Life Sciences, L.P.	1,184,900
Baker Brothers Investments, L.P.	52,763
Baker Brothers Investments II, L.P.	48,444
667, L.P.	588,676
14159, L.P.	36,434
Baker Tisch Investments, L.P.	149

Total	1,911,366

By virtue of their ownership of entities that have the power to control the investment decisions of the limited partnerships listed in the table above, Felix J. Baker and Julian C. Baker may each be deemed to be beneficial owners of shares owned by such entities and may be deemed to have shared power to vote or direct the vote of and shared power to dispose or direct the disposition of such securities.

(4)	As reported on a Schedule 13G filed with the SEC on December 15, 2006.

(5)	Includes 1,184,454 shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010.

(6)	Includes 79,374 shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010.

(7)	Consists of shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010.

(8)	Includes 39,627 shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010. Also includes 326,280 shares that were subject to a pledge agreement in favor of Credit Suisse Securities (USA), LLC as of January 31, 2010, in connection with indebtedness in the aggregate amount of $272,890.

(9)	Includes 42,127 shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010.

(10)	Includes 549 shares of common stock held by the Robert W. Karr Revocable Trust. Mr. Karr disclaims beneficial ownership of all shares held in this trust. Also includes 118,375 shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010.

(11)	Includes 10,000 shares of common stock held in an Individual Retirement Account, owned and controlled solely by Mr. Mueller. Also includes 24,625 shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010.

(12)	Includes 40,877 shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010.

(13)	Includes 132,186 shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010.

(14)	Includes 77,127 shares of common stock subject to outstanding stock options that are exercisable within 60 days after January 31, 2010.

(15)	Includes 1,842,522 shares of common stock subject to outstanding stock options held by the directors and executive officers as a group that are exercisable within 60 days after January 31, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board of directors is responsible for establishing compensation policies with respect to our executive officers, including our chief executive officer and our other executive officers who are listed in the Summary Compensation table below and who we refer to as “named executive officers.” Our compensation committee makes compensation decisions relating to our executive officers after consultation with our board of directors.

Overview of Compensation Program and Philosophy

The compensation committee seeks to achieve the following broad goals in connection with our executive compensation programs and decisions regarding individual compensation:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives, including our short-term operating goals and longer-term strategic objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive officer’s overall compensation to key strategic, financial, research and operational goals such as clinical trial and regulatory progress, intellectual property portfolio development, establishment and maintenance of key strategic relationships and exploration of business development opportunities, as well as our financial and operational performance. We also provide a portion of our executive compensation in the form of stock options or other stock awards that vest over time, which we believe helps to retain our executives and align their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

In making compensation decisions, our compensation committee typically reviews compensation survey data provided by its compensation consultant, Radford Surveys + Consulting, or Radford, from the Radford Global Life Science Survey, a survey of U.S. biotech companies.

During 2009, the compensation committee also engaged Radford to provide advice and recommendations regarding the amount and form of executive compensation, equity incentive programs and compensation generally, as well as to advise on our director compensation program, which is discussed above under “Proposal One — Election of Directors — Director Compensation.” As part of its engagement, Radford provided data on executive compensation of a peer group of publicly traded companies which the committee believes have business life cycles, growth profiles, market capitalizations, products, research and development investment levels and number/capabilities of employees that are comparable to ours. The committee believes we compete for executive talent with the members of the peer group. The companies included in our peer group in connection with the review of executive compensation were Allos Therapeutics, Inc., Anadys Pharmaceuticals, Inc., ARIAD Pharmaceuticals, Inc., ArQule, Inc., AVI BioPharma, Inc., BioCryst Pharmaceuticals, Inc., Celldex Therapeutics, Inc., Cytokinetics, Incorporated, CytRx Corp., Dynavax Technologies Corp, GenVec, Inc., Infinity Pharmaceuticals, Inc., Maxygen, Inc., Micromet, Inc., Novavax, Inc., Optimer Pharmaceuticals, Inc., Pain Therapeutics, Inc., Peregrine Pharmaceuticals, Inc., Poniard Pharmaceuticals, Inc., Sangamo BioSciences, Inc., Synta Pharmaceuticals Corp. and Targacept, Inc.

During 2009, Radford did not provide additional services to the company in an amount in excess of $120,000.

Our compensation committee uses specific target percentiles from survey data as one factor along with the experience, performance levels and potential performance levels of the executive, and changes in duties and responsibilities to set compensation. Our compensation committee intends that if an executive achieves the company performance goals determined by the compensation committee, then the executive should have the opportunity to receive compensation that is competitive with industry norms. Therefore, the compensation committee considers the compensation levels of our executive officers in comparison to the percentiles from survey data for similarly situated executives. Accordingly, our compensation committee generally targets overall compensation for executives towards the 50th percentile of the companies surveyed.

In order to accomplish its objectives consistent with its philosophy for executive compensation, our compensation committee takes the following actions annually:

•	reviews executive officer performance;

•	reviews all components of executive officer compensation, including base salary, cash bonuses, equity compensation, the dollar value to the executive and cost to us of all health and life insurance and other employee benefits and the estimated payout obligations under severance and change in control scenarios;

•	seeks input from our chief executive officer on the performance of all other executive officers;

•	holds executive sessions (without our management present);

•	reviews information regarding the performance and executive compensation of other companies; and

•	reviews all of the foregoing with the board of directors.

Under our annual performance review program for our executives, annual performance goals are determined for our company as a whole and for each executive individually. Annual corporate goals are proposed by management and approved by the compensation committee. These corporate goals target the achievement of specific research, clinical and operational milestones.

Annual individual goals focus on contributions that facilitate the achievement of the corporate goals and are closely aligned with the corporate goals. Individual goals are proposed by each executive and approved by the chief executive officer. Typically, the compensation committee sets the chief executive officer’s goals and reviews and discusses with the chief executive officer the goals for all other executive officers. The individual performance goals of each named executive officer consist primarily of the key objectives and goals from our annual business plan that relate to the functional area or business unit for which the named executive officer is responsible. The individual performance goals for the chief executive officer are largely coextensive with the corporate goals.

Generally, at the end of each year, the compensation committee evaluates corporate and individual performance. The compensation committee considers the achievement of the corporate goals and individual performance as factors in determining annual salary increases, annual bonuses, and annual stock option awards granted to our executives, although because of their high level of responsibility within the company, the determination of annual bonuses for our executive officers, including our named executive officers, is heavily weighted on our corporate performance. In assessing corporate performance, the committee evaluates corporate performance alongside the approved corporate goals for the year and also evaluates other aspects of corporate performance, including achievements and progress made by the company outside of the corporate goals. In assessing individual performance, the compensation committee evaluates corporate performance in the areas of officer’s responsibility and relies on the chief executive officer’s evaluation of each officer. The chief executive officer prepares evaluations of the other executives and in doing so compares individual performance to the individual performance goals. The chief executive officer recommends annual executive salary increases, annual stock option awards and bonuses, if any, which are then reviewed and approved by the compensation committee. In the case of the chief executive officer, the compensation committee conducts his individual performance evaluation. During this process, the compensation committee consults with its compensation consultant and, prior to approving compensation for executive officers, consults with the board of directors.

The corporate performance goals adopted by the compensation committee for 2009 were:

•	Clinical Development

•	Presentation of clinical data from two trials of IMO-2055

•	Advancement of clinical development of IMO-2125 through completion of recruitment in Phase 1 trial in HCV non-responder patients and initiation of Phase 1 trial of IMO-2125 and ribavirin in HCV treatment naïve patients

•	Filing of IND for IMO-3100

•	Facilitate advancement of QAX935 by Novartis in clinical studies

•	Research and Discovery

•	Creation of novel TLR7 agonists

•	Selection and evaluation of TLR antisense compounds

•	Additional preclinical studies of IMO-3100 and IMO-2125

•	Cash Resources

•	Demonstration of meaningful business development activities

These corporate performance goals were designed to be challenging goals that the compensation committee believed could be reasonably achieved in 2009.

For all executives, annual base salary increases are implemented during the first calendar quarter of the year. Any annual stock option awards and bonuses are granted as determined by the compensation committee, typically in the fourth quarter of the applicable year.

The compensation committee does not plan to approve annual equity grants to all employees, including named executive officers, at a time when our company is in possession of material non-public information. We do not award stock options to named executive officers concurrently with the release of material non-public information.

Elements of Compensation

The compensation program for our executives generally consists of five elements based upon the foregoing objectives:

•	base salary;

•	annual cash bonuses;

•	stock option awards;

•	health care and life insurance and other employee benefits; and

•	severance and change in control benefits.

The value of our variable, performance-based compensation is split between short-term compensation in the form of a cash bonus and long-term compensation in the form of stock option awards that vest over time. The annual cash bonus is intended to provide an incentive to our executives to achieve near-term operational objectives. The stock option awards provide an incentive for our executives to achieve longer-term strategic business goals, which should lead to higher stock prices and increased stockholder value. We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing industry information and our cash resources, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

We do not have any non-equity incentive plans, defined benefit pension plans or non-qualified deferred compensation plans.

We entered into a multi-year employment agreement with our chief executive officer, Dr. Agrawal, in October 2005, and an employment offer letter with Louis J. Arcudi, III, our Chief Financial Officer, both of which were amended in 2008 to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended. We also entered into an employment offer letter with Alice Bexon when she was hired as our Vice President of Clinical Development. In April 2010, Dr. Bexon commenced a transition to a consulting role with us, at which time, Dr. Robert D. Arbeit assumed Dr Bexon’s responsibilities as Vice President, Clinical Development. These agreements are described below under the caption “Agreements with our Named Executive Officers.”

Base Salary

In establishing base salaries for our executive officers, our compensation committee reviews survey data provided by our compensation consultant, considers historic salary levels of the executive and the nature of the individual’s responsibilities, compares the executive officer’s base salary with those of our other executives and considers the individual’s performance. The compensation committee also considers the challenges involved in hiring and retaining managerial personnel and scientific personnel with extensive experience in the chemistry of DNA and RNA and its application to toll-like receptors because of the new nature of this technology, general economic conditions and our financial condition. In assessing the individual’s performance, the compensation committee considers the individual’s role in the achievement of the annual corporate goals, as well as the performance evaluation prepared by our chief executive officer with respect to our other executive officers. In reviewing the achievement of individual goals, in the context of its salary determinations, the compensation committee does not apply any formula but looks to the achievement of goals merely as a means of informing the committee’s decision as to whether the executive officer’s performance was generally consistent with the company’s expectations.

In setting base salaries for 2009, which the compensation committee did in December 2008, the compensation committee reviewed industry survey materials presented by Radford. After reviewing such data and taking into consideration the other items described in the preceding paragraph, the compensation committee set salaries for 2009, which, except for Mr. Arcudi, reflected increases of approximately 5% for our named executive officers, reflecting a cost of living adjustment. The compensation committee increased Mr. Arcudi’s base salary by 13%, based upon its review of his performance as well as its recognition that the compensation agreed upon when Mr. Arcudi was hired in late 2007 had been set at an amount lower than the 50th percentile for chief financial officers based on survey information, and the compensation committee’s belief that, given his performance, his compensation should be at the 50th percentile for chief financial officers of comparable companies.

In December 2009, the compensation committee set salaries for 2010. In setting these salaries, the committee reviewed industry survey materials presented by Radford, as well as the peer group data provided by Radford. After reviewing such data, the compensation committee increased salaries for 2010 by 4%, reflecting a cost of living adjustment. Dr. Bexon received a salary increase of 5.8% reflecting the cost of living adjustment and an additional increase based on the recommendation of the chief executive officer. Because the survey and peer group data for companies with comparable positions reviewed by the compensation committee indicated that Mr. Arcudi’s base salary was significantly lower than the 50th percentile for chief financial officers of comparable companies, the compensation committee determined to bring Mr. Arcudi’s base salary up to the 50th percentile for chief financial officers of comparable companies over a period of two years. Mr. Arcudi received a salary increase of 11.5% for 2009 and the compensation committee plans to review Mr. Arcudi’s salary against the 50th percentile in connection with its determination of 2011 base salary.

Cash Bonuses

The compensation committee generally structures cash bonuses by linking them to the achievement of the annual corporate goals, corporate performance outside of the corporate goals and individual performance. The amount of the bonus paid, if any, varies among the executive officers depending on individual performance and their contribution to the achievement of our annual corporate goals and corporate performance generally. The compensation committee reviews and assesses corporate goals and individual performance by executive officers and considers the reasons why specific goals have been achieved or have not been achieved. While achievement against the applicable corporate goals is given substantial weight in connection with the determination of annual bonus, consideration is also given to an evaluation of our named executive officers’ individual performance based on analysis of achievement of individual performance goals as well as the following subjective criteria:

•	leadership,

•	management,

•	judgment and decision making skills,

•	results orientation and

•	communication.

No formula is applied to the analysis of the achievement of corporate goals or individual goals by executive officers. Under our employment agreement with Dr. Agrawal, we have agreed to pay him a bonus of between 20% and 70% of his base salary. In 2009, no other executive officer had a bonus target.

In establishing bonuses for 2009, the compensation committee considered the company’s performance against the 2009 corporate goals and determined that the company had achieved these goals. On this basis, the compensation committee awarded Dr. Agrawal a bonus equal to 100% of his 70% bonus target in his employment agreement. For the other named executive officers the compensation committee awarded bonuses at approximately the same percentage of base salary as had been awarded in 2008, specifically 27% of base salary in the case of Mr. Arcudi, 19% of base salary in the case of Dr. Bexon and 23% of base salary in the case of Dr. Sullivan, excluding hiring bonuses paid to Dr. Bexon and Mr. Arcudi in 2008.

Following determination of bonuses for 2009, the Committee determined to adopt bonus targets for all of its executive officers for 2010 and future years. The compensation committee established bonus targets for 2010 of 70% of base salary for Dr. Agrawal, 27% of base salary for Mr. Arcudi, and 25% of base salary for each of Drs. Bexon and Sullivan. In setting these bonus targets, the compensation committee considered survey and peer group data presented by Radford, the roles of each officer, the recommendations of the chief executive officer, the terms of Dr. Agrawal’s employment agreement and 2009 bonus amounts as a percentage of salary.

Equity Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executive officers, including our named executive officers. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interest of our named executive officers and our stockholders. Equity grants are intended as both a reward for contributing to the long-term success of our company and an incentive for future performance. The vesting feature of our equity awards is intended to further our goal of executive retention by providing an incentive to our named executive officers to remain in our employ during the vesting period, which is typically quarterly over four years. In determining the size of equity awards to our executives, our compensation committee considers the achievement of our annual corporate goals, individual performance, including the achievement of individual goals, the applicable executive officer’s previous awards, including the exercise price of such previous awards, the recommendations of management and the survey information received from the compensation consultant.

Our equity awards have typically taken the form of stock options. However, under the terms of our stock incentive plan, we may grant, and from time to time we have granted, equity awards other than stock options, such as restricted stock awards, stock appreciation rights and restricted stock units.

The compensation committee approves all equity awards to our executive officers. The compensation committee reviews all components of the executive officer’s compensation when determining annual equity awards to ensure that an executive officer’s total compensation conforms to our overall philosophy and objectives.

The compensation committee typically makes initial stock option awards to new executive officer’s and annual stock option awards as part of our overall compensation program. In general, our option awards vest over four years in 16 equal quarterly installments. The exercise price of stock options equals the fair market value of our common stock on the date of grant, which is typically equal to the closing price of our common stock on NASDAQ on the date of grant.

Equity awards to our named executive officers are typically granted annually in conjunction with the annual performance review. This review typically occurs at the regularly scheduled meeting of the compensation committee held in the fourth quarter of each year.

In December 2009, the compensation committee made annual awards for 2009 to each of our executive officers. We granted Dr. Agrawal an option to purchase 300,000 shares, Mr. Arcudi an option to purchase 110,000 shares, Dr. Bexon an option to purchase 24,000 shares and Dr. Sullivan an option to purchase 70,000 shares. In determining these option awards, the compensation committee reviewed industry survey and peer group data provided by Radford regarding annual option grants, and considered the performance of each executive officer during 2009, its determination that the company had achieved the 2009 corporate goals and the recommendations of our chief executive officer. In addition, the compensation committee considered the need to address the fact that certain of its executive officers, such as Mr. Arcudi, held options with exercise prices that were predominantly or wholly out-of-the-money and that certain of its executive officers, including Dr. Agrawal and Dr. Sullivan, held options that were predominantly vested.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. During 2009, consistent with our prior practice, we matched 50% of the employee contributions to our 401(k) plan up to a maximum of 6% of the participating employee’s annual salary, resulting in a maximum company match of 3% of the participating employee’s annual salary, and subject to certain additional statutory dollar limitations. Named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Each of our named executive officers contributed to our 401(k) plan and their contributions were matched by us.

We occasionally pay relocation expenses for newly hired executive officers who we require to relocate as a condition to their employment by us. We also occasionally pay local housing expenses and travel costs for executives who maintain a primary residence outside of a reasonable daily commuting range to our headquarters. We believe that these are typical benefits offered by comparable companies to executives who are asked to relocate and that we would be at a competitive disadvantage in trying to attract executives who would need to relocate in order to work for us if we did not offer such assistance. In 2009, Drs. Bexon, and Sullivan received reimbursement for local housing expenses and travel costs. Each of Drs. Bexon and Sullivan maintains a primary residence outside of a reasonable daily commuting range to our headquarters.

Our named executive officers also may participate in our employee stock purchase program, which is generally available to all employees who work over 20 hours per week, including our executive officers so long as they own less than 5% of our common stock. Two of our named executive officers, Mr. Arcudi and Dr. Sullivan, participated in the employee stock purchase program during 2009.

Severance and Change-in-Control Benefits

We currently have an employment agreement with Dr. Agrawal and an employment offer letter with Mr. Arcudi under which we agreed to provide benefits in the event of the termination of their employment under specified circumstances. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the captions “Agreements with our Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” below.

We believe providing severance and/or change-in-control benefits as a component of our compensation structure that can help us compete for executive talent and attract and retain highly talented executive officers whose contributions are critical to our long-term success. After reviewing the practices of companies in general industry surveys provided by our independent compensation consultant, we believe that our severance and change-in-control benefits are appropriate.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million per person paid to our chief executive officer and the other officers whose compensation is required to be disclosed under the Exchange Act by reason of being among our four most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, we structure and administer our stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to future awards granted under its plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of our company and our stockholders.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

James B. Wyngaarden, Chairman
Youssef El Zein
Hans Mueller
Alison Taunton-Rigby

Summary Compensation Table

The table below summarizes compensation paid to or earned by our named executive officers. Our named executive officers have no non-equity incentive plan compensation, defined benefit pension or non-qualified compensation to report for 2009, 2008 and 2007.

Summary Compensation Table For Fiscal Year 2009

							All Other
Name and		Salary	Bonus		Stock Awards	Option Awards	Compensation	Total
Principal Position	Year	($)	($)		($)	($)(2)	($)(3)	($)

Sudhir Agrawal, D. Phil.	2009	$510,000	$357,000	(4)	—	$892,350	$26,765	$1,786,115
President, Chief Executive	2008	$485,000	$340,000	(4)	—	$1,901,613	$24,658	$2,751,271
Officer and Chief Scientific	2007	$463,000	$500,000	(4)	$440,625 (1)	$295,250	$22,227	$1,721,102
Officer

Louis J. Arcudi, III(5)	2009	$260,000	$70,000		—	$327,195	$25,943	$683,138
Chief Financial Officer,	2008	$230,000	$110,000	(6)	—	$191,020	$23,319	$554,339
Treasurer and Secretary	2007	$19,167	—		—	$640,208	$1,243	$660,618

Alice S. Bexon, MBChB(7)	2009	$189,000	$36,000		—	$71,388	$8,191	$304,579
Former Vice President,	2008	$201,531	$76,000	(8)	—	$199,197	$10,253	$486,981
Clinical Development	2007	$273,125	$190,000	(9)	—	$453,213	$21,087	$937,425

Timothy M. Sullivan, Ph.D.(10)	2009	$278,000	$65,000		—	$208,215	$40,256	$591,471
Vice President,	2008	$265,000	$55,000		—	$356,445	$39,542	$715,987
Development Programs and	2007	$253,800	$50,000		—	—	$34,907	$338,707
Alliance Management

(1)	Represents the aggregate grant date fair value of restricted common stock awarded to the named executive officer. The grant date fair value is determined by multiplying the total number of shares of restricted stock by the closing price of our company’s common stock on the grant date.

(2)	Represents the aggregate grant date fair value of options granted to each of the named executive officers. These amounts do not represent the actual amounts paid to or realized by the named executive officers. See Note 2(k) of the financial statements in our annual report on Form 10-K for the year ended December 31, 2009 regarding assumptions we made in determining the fair value of equity awards.

(3)	“All Other Compensation” for 2009 for each of the named executive officers includes the following:

	Dr. Agrawal	Mr. Arcudi	Dr. Bexon	Dr. Sullivan

Premiums paid by us for all insurance plans	$19,415	$18,593	$2,305	$18,763
Company match on 401(k)	$7,350	$7,350	$5,670	$7,350
Reimbursement for housing and travel expenses	—	—	$216	$14,143

(4)	Under our employment agreement with him, Dr. Agrawal is entitled to an annual bonus in an amount equal to between 20% and 70% of his base salary, as determined by the compensation committee or our board of directors. For 2009, 2008 and 2007, 70% of Dr. Agrawal’s salary was $357,000, $339,500 and $324,100, respectively. For further discussion of Dr. Agrawal’s bonus, please see “Compensation Discussion and Analysis-Cash Bonuses” above.

(5)	Mr. Arcudi joined us as Chief Financial Officer in December 2007.

(6)	Includes a signing bonus of $50,000 that we agreed to pay Mr. Arcudi in two equal installments on January 31, 2008 and May 30, 2008 pursuant to his employment offer letter.

(7)	Dr. Bexon joined us as Vice President, Clinical Development in January 2007. In May 2008, Dr. Bexon adjusted her work schedule to a reduced level. In April 2010, Dr. Bexon commenced a transition to a consulting role with us.

(8)	Includes a signing bonus of $40,000 that we agreed to pay Dr. Bexon on the first anniversary of her commencement of employment pursuant to her employment offer letter.

(9)	Includes a $60,000 signing bonus, which was paid in January 2007 when Dr. Bexon’s employment commenced, and a $60,000 signing bonus, which was paid in July 2007 on her six-month anniversary of employment, that we agreed to pay Dr. Bexon pursuant to her employment offer letter.

(10)	Dr. Sullivan has been Vice President, Development Programs and Alliance Management since April 2010; previously, he was Vice President, Development Programs.

See “Compensation Discussion and Analysis” above for a discussion of annual cash bonuses and the amount of salary and bonus in proportion to total compensation.

Agreements with our Named Executive Officers

We have entered into agreements with certain of our named executive officers, as discussed below, that provide benefits to the executives upon their termination of employment in certain circumstances or under which we have agreed to specific compensation elements. Other than as discussed below, our named executive officers do not have employment agreements with us, other than standard employee confidentiality agreements, and are at-will employees. In December 2008, in order to ensure compliance with Section 409A of the Internal Revenue Code, we entered into amendments to our employment agreements with Dr. Agrawal and with Mr. Arcudi. The amendments did not affect the scope or amount of benefits Dr. Agrawal and Mr. Arcudi are entitled to receive under their respective agreements.

Sudhir Agrawal, D. Phil.

We are a party to an employment agreement with Dr. Agrawal, our president, chief executive officer and chief scientific officer. Under the agreement, we agreed to continue to employ Dr. Agrawal for a term originally ending on October 19, 2008. The employment term is automatically extended for an additional year on October 19th of each year during the term of the agreement unless either party provides prior written notice to the other that the term of the agreement is not to be extended. As a result, on October 19, 2009, the term was extended to October 19, 2012.

Under the agreement, Dr. Agrawal is currently entitled to receive an annual base salary of $530,000 or such higher amount as our compensation committee or our board of directors may determine, and an annual bonus in an amount equal to between 20% and 70% of his base salary, as determined by the compensation committee or our board of directors.

If we terminate Dr. Agrawal’s employment without cause or if he terminates his employment for good reason, as such terms are defined in the agreement, we have agreed to:

•	continue to pay Dr. Agrawal his base salary as severance for a period ending on the earlier of the final day of the term of the agreement in effect immediately prior to such termination and the second anniversary of his termination date;

•	pay Dr. Agrawal a lump sum cash payment equal to the pro rata portion of the annual bonus that he earned in the year preceding the year in which his termination occurs;

•	continue to provide Dr. Agrawal with healthcare, disability and life insurance benefits for a period ending on the earlier of the final day of the term of the agreement in effect immediately prior to the termination date and the second anniversary of the termination date, except to the extent another employer provides Dr. Agrawal with comparable benefits;

•	accelerate the vesting of any stock options or other equity incentive awards previously granted to Dr. Agrawal as of the termination date to the extent such options or equity incentive awards would have vested had he continued to be an employee until the final day of the term of the agreement in effect immediately prior to such termination; and

•	permit Dr. Agrawal to exercise any vested stock options until the second anniversary of the termination date.

If Dr. Agrawal’s employment is terminated by him for good reason or by us without cause in connection with, or within one year after, a change in control, we have agreed to provide Dr. Agrawal with all of the items listed above, except that in lieu of the severance amount described above, we will pay Dr. Agrawal a lump sum cash payment equal to his base salary multiplied by the lesser of the aggregate number of years or portion thereof remaining in his employment term and two years. We have also agreed that if we execute an agreement that provides for our company to be acquired or liquidated, or otherwise upon a change in control, we will vest all unvested stock options held by Dr. Agrawal in full.

If required by Section 409A of the Internal Revenue Code, the payments we are required to make to Dr. Agrawal for the first six months following termination of his employment under his agreement will be made as a lump sum on the date that is six months and one day following such termination.

Our employment agreement with Dr. Agrawal provides that if all or a portion of the payments made under the agreement are subject to the excise tax imposed by Section 4999 of the Code, or a similar state tax or assessment, we will pay him an amount necessary to place him in the same after-tax position as he would have been had no excise tax or assessment been imposed. Any amounts paid pursuant to the preceding sentence will also be increased to the extent necessary to pay income and excise tax on those additional amounts.

In the event of Dr. Agrawal’s death or the termination of his employment due to disability, we have agreed to pay Dr. Agrawal or his beneficiary a lump sum cash payment equal to the pro rata portion of the annual bonus that he earned in the year preceding his death or termination due to disability. Additionally, any stock options or other equity incentive awards previously granted to Dr. Agrawal and held by him on the date of his death or termination due to disability will vest as of such date to the extent such options or equity incentive awards would have vested had he continued to be an employee until the final day of the term of the employment agreement in effect immediately prior to his death or termination due to disability. Dr. Agrawal or his beneficiary will be permitted to exercise such stock options until the second anniversary of his death or termination of employment due to disability.

Dr. Agrawal has agreed that during his employment with us and for a one-year period thereafter, he will not hire or attempt to hire any of our employees or compete with us.

Louis J. Arcudi, III

In connection with our hiring of Mr. Arcudi, we agreed in his employment offer letter, if we terminate Mr. Arcudi’s employment without cause, to pay Mr. Arcudi three months severance and continue his medical and dental insurance for three months. Our obligation to make the severance payments and provide continuation of benefits is contingent upon Mr. Arcudi’s execution of a release in a form reasonably acceptable to us. If required by Section 409A of the Internal Revenue Code, the payments we are required to make to Mr. Arcudi in the first six months following the termination of his employment under his agreement will be made as a lump sum on the date that is six months and one day following such termination.

We also agreed that for 2008 Mr. Arcudi would be eligible for a bonus equal to between 20% and 30% of his base salary and that we would pay Mr. Arcudi a signing bonus of $50,000.

Alice S. Bexon, MBChB

In connection with our hiring of Dr. Bexon, we agreed in her offer letter that she would be eligible for a bonus of up to 25% of her base salary. We also agreed to pay her a $60,000 signing bonus on the commencement of her employment, a $60,000 signing bonus on her six-month anniversary of employment and a $40,000 bonus on her first anniversary of employment.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options granted to each named executive officer during 2009.

Grants of Plan-Based Awards for Fiscal Year 2009

		All Other Option
		Awards: Number of		Grant Date
		Securities	Exercise or Base	Fair Value of
	Grant	Underlying Options	Price of Option	Option
Name	Date	(#)(1)	Awards ($/Sh)	Awards($)(2)

Sudhir Agrawal, D. Phil.	12/23/2009	300,000	$5.24	$892,350
Louis J. Arcudi, III	12/23/2009	110,000	$5.24	$327,195
Alice S. Bexon, MBChB	12/23/2009	24,000	$5.24	$71,388
Timothy M. Sullivan, Ph.D.	12/23/2009	70,000	$5.24	$208,215

(1)	The stock options granted to each of the named executive officers listed above were granted pursuant to our 2008 Stock Incentive Plan. The term of these options is ten years. The stock options vest over four years from the date of grant, in 16 equal quarterly installments. See “Agreements with our Named Executive Officers” for further information about acceleration of vesting of Dr. Agrawal’s options in the event of the termination of his employment and/or a change of control.

(2)	Represents the aggregate grant date fair value of option grants made to named executive officers in 2009. These amounts do not represent the actual amounts paid to or realized by the named executive officers during 2009. See Note 2(k) of the financial statements in our annual report on Form 10-K for the year ended December 31, 2009 regarding assumptions we made in determining the fair value of option grants.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding the outstanding stock options and restricted stock awards held by our named executive officers as of December 31, 2009.

Outstanding Equity Awards At Fiscal Year-End for 2009

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying				Number of	Market Value
	Unexercised		Unexercised				Shares or	of Shares or
	Options		Options		Option	Option	Units of Stock	Units of Stock
	(#)		(#)		Exercise	Expiration	That Have	That Have
Name	Exercisable		Unexercisable		Price($)	Date	Not Vested (#)	Not Vested ($)

Sudhir Agrawal, D. Phil.(1)	62,500		—		$8.50	1/1/2010
	62,500		—		$8.50	1/1/2011
	243,751		—		$4.50	3/28/2011
	47,718		—		$8.50	4/2/2011
	288,750		—		$6.60	7/25/2011
	31,250		—		$4.16	11/30/2014
	125,000		—		$4.48	5/12/2015
	50,000		—		$5.76	6/1/2015
	37,500		—		$4.24	12/15/2015
	106,250	(2)	18,750	(2)	$5.10	12/14/2016
	39,504	(3)	22,996	(3)	$7.05	6/25/2017
	54,687	(4)	70,313	(4)	$13.28	1/2/2018
	50,000	(5)	150,000	(5)	$8.70	12/16/2018
	—		300,000	(6)	$5.24	12/23/2019
							20,833	$107,707	(10)
Louis J. Arcudi, III	53,333	(7)	26,667	(7)	$12.25	12/3/2017
	10,000	(5)	30,000	(5)	$8.70	12/16/2018
	—		110,000	(6)	$5.24	12/23/2019
Alice S. Bexon, MBChB	40,626	(8)	21,875	(8)	$7.55	1/16/2017
	8,750	(4)	11,250	(4)	$13.28	1/2/2018
	2,500	(5)	7,500	(5)	$8.70	12/16/2018
	—		24,000	(6)	$5.24	12/23/2019
Timothy M. Sullivan, Ph.D.	7,500		—		$11.28	3/25/2012
	3,750		—		$6.24	12/12/2012
	5,625		—		$8.96	12/16/2013
	58,750		—		$4.16	11/30/2014
	12,500		—		$4.24	12/15/2015
	15,000	(9)	5,000	(9)	$5.10	12/14/2016
	10,937	(4)	14,063	(4)	$13.28	1/2/2018
	8,750	(5)	26,250	(5)	$8.70	12/16/2018
			70,000	(6)	$5.24	12/23/2019

(1)	See “Agreements with our Named Executive Officers” for further information about acceleration of vesting of Dr. Agrawal’s options and restricted stock awards in the event of the termination of his employment and/or a change of control.

(2)	50,000 of the shares subject to this option vest quarterly from the date of grant until December 14, 2009 and 75,000 of the shares subject to this option vest quarterly from the date of grant until December 14, 2010, when all shares will be vested. The total number of shares subject to the option equals the sum of the figures in the exercisable and unexercisable columns.

(3)	25% of the shares subject to this option vest on June 25, 2008, the first anniversary of the date of grant, and the remaining 75% vest in 12 equal quarterly installments commencing on September 25, 2008 until June 25, 2011. The total number of shares subject to the option equals the sum of the figures in the exercisable and unexercisable columns.

(4)	6.25% of the shares subject to this option vest quarterly from the date of grant until January 2, 2012 when all shares will be vested. The total number of shares subject to the option equals the sum of the figures in the exercisable and unexercisable columns.

(5)	6.25% of the shares subject to this option vest quarterly from the date of grant until December 16, 2012 when all shares will be vested. The total number of shares subject to the option equals the sum of the figures in the exercisable and unexercisable columns.

(6)	6.25% of the shares subject to this option vest quarterly from the date of grant until December 23, 2013 when all shares will be vested. The total number of shares subject to the option equals the sum of the figures in the exercisable and unexercisable columns.

(7)	One-third of the shares subject to this option vested on December 3, 2008 and the remainder will vest in equal quarterly installments beginning on March 3, 2009 until December 3, 2010 when all shares will be vested. The total number of shares subject to the option equals the sum of the figures in the exercisable and unexercisable columns.

(8)	The total number of shares originally subject to the option was 90,000, of which 27,499 shares have been exercised. Of the original 90,000 shares subject to the option: 7.64% vest quarterly on January 16, 2009, and 4.86% vest quarterly from April 16, 2009 until January 16, 2011.

(9)	6.25% of the shares subject to this option vest quarterly from the date of grant until December 14, 2010 when all shares will be vested. The total number of shares subject to the option equals the sum of the figures in the exercisable and unexercisable columns.

(10)	This amount was determined by multiplying the total number of unvested shares of our common stock underlying the restricted stock by $5.17, the closing price of our common stock on December 31, 2009.

Option Exercises and Stock Vested

The following table sets forth information regarding the vesting of stock held by our named executive officers during 2009. None of the named executive officers exercised options in 2009.

Stock Vested For Fiscal Year 2009

	Number of Shares	Value Realized
	Acquired on Vesting of	on Vesting of
	Stock Awards	Stock Awards
Name	(#)	($)(1)

Sudhir Agrawal, D. Phil	20,834	$128,754
Louis J. Arcudi, III	—	—
Alice S. Bexon, MBChB	—	—
Timothy M. Sullivan, Ph.D.	—	—

(1)	Value realized on vesting is determined by multiplying the number of shares that vested by the per-share closing price of our common stock on the vesting date.

Potential Payments under Termination or Change in Control

We have an employment agreement with Dr. Agrawal that provides for severance benefits and acceleration of vesting of equity awards following a termination of his employment with our company. Additionally, Mr. Arcudi’s employment offer letter provides for severance benefits in certain circumstances. These agreements are described above under the caption “Agreements with our Named Executive Officers.” Neither Dr. Bexon nor Dr. Sullivan is entitled to any severance benefits following a termination of her or his employment with our company.

Termination of Employment Not in Connection with or following a Change in Control

The following table sets forth the estimated potential benefits that our named executive officers would be entitled to receive upon their termination of employment with our company (other than a termination in connection with or following a change in control of the company) if that the named executive officers’ employment terminated on December 31, 2009. This table represents estimates only and does not necessarily reflect the actual amounts that would be paid to our named executive officers, which would only be known at the time that they become eligible for payment following their termination.

Termination of Employment Not In Connection With or Following
Change in Control

			Value of	Value of
	Severance		Accelerated Vesting	Continuation of
	Payments	Bonus Amount	of Stock Options	Benefits	Total
Name	($)	($)	($)	($)(1)	($)

Sudhir Agrawal, D. Phil.(2)	$1,020,000	$340,000	$109,019 (3)	$38,830	$1,507,849
Louis J. Arcudi, III(4)	$65,000	—	—	$3,960	$68,960
Alice S. Bexon, MBChB	—	—	—	—	—
Timothy M. Sullivan, Ph.D.	—	—	—	—	—

(1)	This amount represents the estimated cost to us of continuing the named executive officer’s healthcare, disability, life and dental insurance benefits for the full severance period applicable to such named executive officer based on our costs for such benefits at December 31, 2009.

(2)	Following the termination of Dr. Agrawal’s employment by him for good reason or by us other than for death, disability or cause, Dr. Agrawal will be entitled to severance payments, a pro rata portion of his bonus for the prior year, benefits continuation and acceleration of vesting of his equity awards to the extent such options or equity incentive awards would have vested had he continued to be an employee until the final day of the term of the agreement in effect immediately prior to such termination. Upon termination of Dr. Agrawal’s employment due to death or disability, we have agreed to pay a pro rata portion of his bonus for the prior year and to accelerate the vesting of his equity awards to the extent such options or equity incentive awards would have vested had he continued to be an employee until the final day of the term of the agreement in effect immediately prior to such termination. See “Agreements with our Named Executive Officers” for further information about acceleration of vesting and severance payments in such circumstances.

(3)	This amount equals the difference between the exercise price of each “in the money” option and $5.17, the closing price of our common stock on December 31, 2009, multiplied by the number of options that would vest as a result of the accelerated vesting provided for under Dr. Agrawal’s employment agreement plus $5.17 multiplied by the number of shares of restricted stock that would vest as a result of the accelerated vesting under Dr. Agrawal’s employment agreement.

(4)	Severance payments and benefits continuation will only be paid to Mr. Arcudi following termination by us without cause.

Termination of Employment In Connection With or Following Change in Control

Under Dr. Agrawal’s employment agreement, he would be entitled to receive the estimated benefits shown in the table below if his employment were terminated in connection with or within one year after a change in control. None of our other named executives is entitled to any severance or other benefits if his or her employment is terminated in connection with or following a change of control. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to Dr. Agrawal, which would only be known at the time that he becomes eligible for payment and would only be payable if a change in control were to occur. The table below reflects the amount that could be payable under Dr. Agrawal’s employment agreement, assuming that the change in control occurred on December 31, 2009 and Dr. Agrawal’s employment was immediately terminated. Under such hypothetical, no payments made in connection with a change-in-control of our company would be subject to the excise tax imposed by Section 4999 of the Code; as a result, we would not be required to make any gross-up payments to Dr. Agrawal.

Termination of Employment In Connection With or Following
Change in Control

			Value of	Value of
	Severance		Accelerated Vesting	Continuation of
	Payments	Bonus Amount	of Stock Options	Benefits	Total
Name	($)	($)	($)(2)	($)(3)	($)

Sudhir Agrawal, D. Phil(1)	$1,020,000	$340,000	$109,019	$38,830	$1,507,849

(1)	Following the termination of Dr. Agrawal’s employment in connection with or following a change in control by him for good reason or by us other than for death, disability or cause, Dr. Agrawal will be entitled to a lump sum severance payment, a pro rata portion of his bonus for the prior year, benefits continuation and full acceleration of vesting of his option grants. See “Agreements with our Named Executive Officers” for further information about acceleration of vesting and severance payments in such circumstances.

(2)	This amount equals the difference between the exercise price of each “in the money” option and $5.17, the closing price of our common stock on December 31, 2009, multiplied by the number of options that would vest as a result of the accelerated vesting provided for under the employment agreements plus $5.17 multiplied by the number of shares of restricted stock that would vest as a result of the accelerated vesting under the employment agreement. Upon a change of control, the vesting of all Dr. Agrawal’s unvested options and restricted stock will accelerate.

(3)	Represents the estimated cost to us of continuing Dr. Agrawal’s healthcare, disability, life and dental insurance benefits for the applicable severance period based on our costs for such benefits at December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2009.

Equity Compensation Plan Information

			Number of Securities
			Remaining Available For
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	4,249,369	$7.37	2,042,375
Equity compensation plans not approved by stockholders(2)	324,662	$6.81	—

Total	4,574,031	$7.33	2,042,375

(1)	Includes our:

•	1995 Employee Stock Purchase Plan;

•	1995 Director Stock Option Plan;

•	1997 Stock Incentive Plan;

•	2005 Stock Incentive Plan; and our

•	2008 Stock Incentive Plan.

Shares are available for future issuance only under our 1995 Employee Stock Purchase Plan and our 2008 Stock Incentive Plan.

(2)	Consists of non-statutory stock option agreements issued to Dr. Sudhir Agrawal, effective as of April 2, 2001 and July 25, 2001.

Non-Statutory Stock Option Agreements with Dr. Agrawal

In 2001, we granted Dr. Agrawal four non-statutory stock options outside of any equity compensation plan approved by our stockholders, as follows:

•	A non-statutory stock option agreement providing for the purchase of 157,500 shares of common stock at an exercise price of $6.60 per share;

•	A non-statutory stock option agreement providing for the purchase of 68,750 shares of common stock at an exercise price of $6.60 per share;

•	A non-statutory stock option agreement providing for the purchase of 62,500 shares of common stock at an exercise price of $6.60 per share; and

•	A non-statutory stock option agreement providing for the purchase of 35,912 shares of common stock at an exercise price of $8.504 per share.

These options have a term of ten years and are now fully vested. Subject to the terms of Dr. Agrawal’s employment agreement with us, unless we terminate his employment for cause or he voluntarily resigns, these options are exercisable at any time prior to the earlier of the date that is 24 months after the termination of Dr. Agrawal’s relationship with us and the option expiration date. If we terminate Dr. Agrawal’s employment for cause or he voluntarily resigns, then the options will be exercisable at any time prior to the earlier of the date that is 12 months after the termination of Dr. Agrawal’s relationship with us and the option expiration date.

ACCOUNTING MATTERS

Report of the Audit Committee

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2009 and discussed them with our management and our registered public accounting firm.

The audit committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received from Ernst & Young LLP the letter and other written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding its communication with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from the company. The audit committee has also considered whether the provision of other non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

By the audit committee of the board of directors,

William S. Reardon, Chairman
C. Keith Hartley
Hans Mueller
Alison Taunton-Rigby

Independent Registered Public Accounting Firm Fees

We paid Ernst & Young LLP a total of $430,307 for professional services rendered for the year ended December 31, 2009 and $500,683 for professional services rendered for the year ended December 31, 2008. The following table provides information about these fees.

Fee Category	2009	2008

Audit Fees	$364,620	$404,346
Audit-Related Fees	1,742	35,337
Tax Fees	61,950	59,500
All Other Fees	1,995	1,500

Total Fees	$430,307	$500,683

Audit Fees

Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of audits and reviews of our financial statements that are not reported under “Audit Fees.” These services include audits of our employee benefit plan and consultations regarding internal controls, financial accounting and reporting standards.

Tax Fees

Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns, accounted for $19,000 of the total tax fees billed in both 2009 and 2008. Tax advice and tax planning services relate to consultations on our net operating loss carry forwards, collaboration agreements and stock option exercises.

All Other Fees

During fiscal 2009 and 2008, all other fees related to our subscription to Ernst & Young’s online accounting and auditing research tool. Ernst & Young LLP did not collect fees for any other services for 2009 or 2008.

Our audit committee believes that the non-audit services described above did not compromise Ernst & Young LLP’s independence. Our audit committee charter, which you can find by clicking “Investors” and “Corporate Governance” on our website, www.iderapharma.com, requires that all proposals to engage Ernst & Young LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Ernst & Young LLP may provide the services.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

TRANSACTIONS WITH RELATED PERSONS

Our board of directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our audit committee charter, members of the audit committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the NASDAQ Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000, and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•	any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owners of more than 5% of our common stock; or

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the audit committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our code of business conduct and ethics. Under our code of business conduct and ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our code of business conduct and ethics, a director is required to promptly disclose to our board of directors any potential or actual conflict of interest involving him or her. In accordance with our code of business conduct and ethics, the board of directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Since January 1, 2009, except as discussed below regarding Merck & Co., Inc., a greater than 5% stockholder, we have not entered into or engaged in any related party transactions, as defined by the SEC, with our directors, officers and stockholders who beneficially owned more than 5% of our outstanding common stock, as well as affiliates or immediate family members of those directors, officers and stockholders. We believe that the terms of the transaction described below were no less favorable than those that we could have obtained from unaffiliated third parties.

Merck & Co., Inc.

In December 2006, we entered into an exclusive license and research collaboration agreement with Merck & Co., Inc., or Merck, to research, develop and commercialize vaccine products containing our agonist compounds targeting toll-like receptors, or TLR, 7, 8 and 9 in the licensed fields of cancer, infectious diseases and Alzheimer’s disease. In 2009, Merck sponsored approximately $0.8 million of our research and development activities under our collaboration with Merck.

Under the terms of the agreement, we granted Merck worldwide exclusive rights to a number of our agonist compounds targeting TLR 7, 8 and 9 for use in combination with Merck’s therapeutic and prophylactic vaccines under development in the licensed fields. There is no limit to the number of vaccines to which Merck can apply our agonists within the licensed fields. In addition, we agreed that we would not develop or commercialize, either directly or through a third party, any agonist targeting TLR 7, 8 or 9 for use in connection with vaccine products in the licensed fields. We also agreed with Merck to engage in a two-year research collaboration to generate novel agonists targeting TLR 7 and TLR 8 and incorporating both Merck and our chemistry for use in the licensed fields. Under the agreement, Merck had the right to extend the collaboration for two additional one-year periods. In November 2008, Merck extended this research collaboration for an additional year to December 2009 and in November 2009, Merck extended the research collaboration for the fourth and final year to December 2010. Merck & Co. is conducting preclinical studies to evaluate use of our TLR7, 8, and 9 agonists as vaccine adjuvants.

Under the terms of the agreement:

•	Merck paid us a $20 million upfront license fee;

•	Merck purchased 1,818,182 shares of our common stock for a price of $5.50 per share resulting in an aggregate purchase price of $10 million;

•	Merck agreed to fund the research and development collaboration;

•	Merck agreed to pay us milestone payments as follows:

—	up to $165 million if vaccines containing our TLR 9 agonist compounds are successfully developed and marketed in each of the oncology, infectious disease and Alzheimer’s disease fields;

—	up to $260 million if vaccines containing our TLR 9 agonist compounds are successfully developed and marketed for follow-on indications in the oncology field and if vaccines containing our TLR 7 and 8 agonists are successfully developed and marketed in each of the oncology, infectious disease and Alzheimer’s disease fields; and

—	if Merck develops and commercializes additional vaccines using our agonists, we would be entitled to receive additional milestone payments.

•	Merck agreed to pay us mid to upper single-digit royalties on net product sales of vaccines using our TLR agonist technology that are developed and marketed, with the royalty rates being dependent on disease indication and the TLR agonist employed.

Under the agreement, Merck is obligated to pay us royalties, on a product-by-product and country-by-country basis, until the later of the expiration of the patent rights licensed to Merck and the expiration of regulatory-based exclusivity for the vaccine product. If the patent rights and regulatory-based exclusivity expire in a particular country before the 10th anniversary of the product’s first commercial sale in such country, Merck’s obligation to pay us royalties will continue at a reduced royalty rate until such anniversary, except that Merck’s royalty obligation will terminate upon the achievement of a specified market share in such country by a competing vaccine containing an agonist targeting the same toll-like receptor as that targeted by the agonist in the Merck vaccine. In addition, the applicable royalties may be reduced if Merck is required to pay royalties to third parties for licenses to intellectual property rights, which royalties exceed a specified threshold. Merck’s royalty and milestone obligations may also be reduced if Merck terminates the agreement based on specified uncured material breaches by us. The agreement may be terminated by either party based upon specified uncured breaches by the other party or by Merck at any time after providing us with advance notice of termination.

Merck agreed, subject to certain exceptions, that for the duration of the research collaboration term its ability to sell the shares of our common stock acquired by it under the agreement would be subject to specified volume limitations. We also entered into a registration rights agreement with Merck and filed a registration statement with the SEC registering the resale of the shares of common stock issued and sold to Merck.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of copies of reports filed by individuals and entities required to make filings pursuant to Section 16(a) of the Exchange Act or written representations from such individuals or entities, we believe that during 2009 all filings required to be made by such individuals or entities were timely made in accordance with the Exchange Act.

By order of the board of directors,

Louis J. Arcudi, III, Secretary

April 29, 2010

IDERA PHARMACEUTICALS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders — June 15, 2010
Those signing on the reverse side, revoking all prior proxies, hereby appoint(s) Dr. Sudhir Agrawal and Mr. Louis J. Arcudi, III or each or any of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of stock of Idera Pharmaceuticals, Inc. which the undersigned would be entitled to vote if personally present at the 2010 Annual Meeting of Stockholders of Idera Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED
STOCKHOLDER(S). IF NO INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” THE DIRECTOR NOMINEES AND
“FOR” PROPOSAL NUMBER 2.

Please mark your votes as indicated in this example.	☒
A VOTE FOR THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

	FOR	WITHHELD	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1. Election of Class III Directors	☐	☐	☐	2.	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants	☐	☐	☐
Nominees: 01 Dr. Sudhir Agrawal 02 Mr. Youssef El Zein					In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

* Exceptions					PLEASE BE SURE TO SIGN AND DATE THIS PROXY

Mark here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign this proxy exactly as your name appears hereon. Joint Owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

FOLD AND DETACH HERE
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Idera Pharmaceuticals, Inc.

INTERNET
http://www.proxyvoting.com/IDRA
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.